Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

SECOND AMENDED AND RESTATED

SUPPLY AND DISTRIBUTION AGREEMENT

This SECOND AMENDED AND RESTATED SUPPLY AND DISTRIBUTION AGREEMENT (this “Agreement”), is made and entered into as of the first day of July, 2021 (the “Second Restatement Date”), by and between Roman Health Pharmacy LLC, a Delaware limited liability company, having its principal office at 900 Broadway, Suite 706, New York, NY 10003 (“RO”) and Gelesis Inc., a Delaware corporation, having its principal office at 501 Boylston Street, Suite 6102, Boston, MA 02116 (“GELESIS”). RO and GELESIS each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, GELESIS has developed and manufactured the medical device product PLENITY™, an orally administered, non-stimulant, non-systemic prescription aid in the form of capsules for weight management, as further described on Schedule A (the “Product”) and has obtained a de novo classification order from the FDA (as defined below) to market, distribute and sell the Product in the United States; and

WHEREAS, GELESIS desires to appoint RO as the exclusive distributor of the Product in the Territory in the Field (each as defined below);

WHEREAS, GELESIS further agrees to supply RO with the Product under the terms and conditions of this Agreement;

WHEREAS, RO desires to serve as the exclusive distributor of the Product in the Territory in the Field and to purchase the Product from GELESIS, in each case, subject to the terms and conditions of this Agreement;

WHEREAS, the Parties previously entered into that certain Supply and Distribution Agreement, made and entered into as of the Effective Date (defined below) (the “Original Agreement”)

WHEREAS, the Parties amended and restated the Original Agreement pursuant to that certain Amended and Restated Supply and Distribution Agreement made and entered into as of the Restatement Date (defined below) (the “First Amended and Restated Agreement”); and

WHEREAS, the Parties now desire to amend and restate the First Amended and Restated Agreement in its entirety as follows;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.            “Adverse Event” means an event involving a (i) death, or (ii) an injury or illness that is life-threatening, results in irreversible impairment or damage to a body structure or function, or necessitates medical or surgical intervention to preclude irreversible impairment or damage to a body structure or function, excluding trivial impairment or damage, where the event was or may have been attributed to the Product, or the Product was or may have been a factor in the event, including events occurring as a result of user error, the manufacture, design or labeling of the Product, or the failure or malfunction of the Product.

1.2.            “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.3.	“Agreement” has the meaning set forth in the preamble.

1.4.	“Allotment Confirmation” has the meaning set forth in Section 4.2(a).

1.5.             “Allotment Period” [***].

1.6.            “Applicable Law” means all foreign, federal, state and local laws, rules, regulations and requirements of governmental and regulatory authorities applicable to the Parties, this Agreement, or the Manufacture, storage, handling, transportation, prescribing, Distribution and use of the Product in the Territory.

1.7.	“Audit” has the meaning set forth in Section 7.2(a).

1.8.	“Breaching Party” has the meaning set forth in Section 13.2(a).

1.9.             “Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in New York, New York are required by law to remain closed.

1.10.         “CGMP” means the current good manufacturing practices and quality system requirements applicable to the Manufacturing, handling, storage and distribution of the Product pursuant to Applicable Law, including, the regulations of the FDA in 21 C.F.R. Part 820, as from time to time in effect.

1.11.           “Change of Control” means, with respect to a Person, any of the following transactions with a Third Party (a “Third Party Acquirer”): (a) a merger or consolidation of such Person with the Third Party Acquirer which results in the holders of the voting securities of such Person outstanding immediately prior thereto (other than the Third Party Acquirer, its “affiliates” and “associates” (as such terms are used in the Exchange Act)) ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity (or, if applicable, its parent company) immediately after such merger or consolidation; (b) the sale to the Third Party Acquirer of all or substantially all of the business of such Person to which this Agreement relates (whether by merger, consolidation, sale of stock, sale of assets or other similar transaction); or (c) the Third Party Acquirer (which shall not be any trustee or other fiduciary holding securities under an employee benefit plan of such Person, or any corporation owned directly or indirectly by the stockholders of such Person, in substantially the same proportion as their ownership of stock of such Person), together with any of the Third Party Acquirer’s “affiliates” or “associates”, as such terms are used in the Exchange Act, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person or by contract or otherwise having the right to control the Board of Directors or equivalent governing body of such Person or the ability to cause the direction of management of such Person.

1.12.          “Company Names” means GELESIS’ (or its successor in interest’s) corporate name(s), as may be used in connection with the Distribution of the Product in the Field in the Territory.

1.13.           “Competing Product” [***].

1.14.	“Complaining Party” has the meaning set forth in Section 13.2(a).

1.15.          “Confidential Information” means, with respect to a Party, all confidential and proprietary information provided by or on behalf of such Party to another Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, whether or not marked as confidential, including without limitation know-how, knowledge, practices, processes, ideas, research plans, engineering designs and drawings, research data, personal data, manufacturing processes and techniques; scientific, manufacturing, marketing and business plans, and financial and personnel matters, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement, the terms of this Agreement shall be deemed to be Confidential Information of both Parties.

1.16.          “Contract Manufacturer” means any Third Party contract manufacturer of GELESIS to Manufacture the Product to be supplied to RO under this Agreement, which are listed on Schedule B, as amended from time to time.

1.17.	“Court” has the meaning set forth in Section 14.7.

1.18.           “Default Shipping Costs” means the actual, out-of-pocket costs incurred by RO or any of its Affiliates for the shipping option for each package of the Product shipped, which shipping option shall be selected by GELESIS from RO’s standard shipping options from time to time on its or its Affiliates’ telehealth platform. Such shipping costs will not be charged to the End Users selecting such standard shipment option.

1.19.	“Disclosing Party” has the meaning set forth in Section 11.1.

1.20.           “Distribute” means sell, have sold, provide, have provided, ship, have shipped, distribute, have distributed, and otherwise commercialize and have commercialized.

1.21.	“Effective Date” means August 26, 2019.

1.22.           “End User” means any patient for whom the Product has been indicated for use per the de novo classification order issued by the FDA.

1.23.            “Exclusive Period” [***].

1.24.            “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.25.            “Field” [***].

1.26.            “First Amended and Restated Agreement” has the meaning set forth in the recitals.

1.27.	“Force Majeure” has the meaning set forth in Section 14.1.

1.28.	“GELESIS” has the meaning set forth in the preamble.

1.29.	“GELESIS Indemnified Parties” has the meaning set forth in Section

12.2.

1.30.	“GELESIS Intellectual Property” has the meaning set forth in Section

9.1.

1.31.	“Health Care Provider” means doctors, registered nurses, advanced practice registered nurses, and physician’s assistants.

1.32.	“ICC” has the meaning set forth in Section 14.6(a).

1.33.           “Indemnified Party” means the Party seeking indemnification for Losses pursuant to Section 12.1 or 12.2.

1.34.            “Indemnifying Party” means the Party from which indemnification is sought pursuant to Section 12.1 or 12.2.

1.35.            “Initial 2021 Purchase” has the meaning set forth in Section 4.2(g).

1.36.            “Lookback Period” means, with respect to each Allotment Confirmation, [***].

1.37.	“Losses” has the meaning set forth in Section 12.1.

1.38.           “Mail Order/Online Pharmacy” means the business of (a) receiving orders for medical products or devices that are submitted by or on behalf of End Users or Health Care Providers via postal or other package delivery services, or via telecommunications, internet, or other remote communication technologies, and (b) filling such orders by shipping such products or devices to such End Users.

1.39.          “Manufacture” and “Manufacturing” means, with respect to the Product, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of the Product.

1.40.          “Named Competitors” means the following Third Parties (and their successors or assigns of their respective business in the Field) and each of their respective Affiliates: [***].

1.41.	“Notice Period” has the meaning set forth in Section 13.2(a).

1.42.	“Original Agreement” has the meaning set forth in the recitals.

1.43.	“Party” and “Parties” have the meanings set forth in the preamble.

1.44.	“Payee” has the meaning set forth in Section 6.5(c).

1.45.          “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.46.           “Previous Supply Price” means [***] for each twenty eight (28)-day supply unit of the Product purchased by RO, which supply price was in effect prior to the Restatement Date.

1.47.	“Product” has the meaning set forth in the recitals.

1.48.          “Product Packaging” means (a) any container, packaging, or wrapper of a Product and all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with a Product, (b) any written material packaged with or otherwise physically accompanying a Product, including package inserts, and (c) any written material related to (a) or (b) that is required to be submitted to or approved by a Regulatory Authority or that is subject to Applicable Law.

1.49.           “Product Quality Complaint” means such Manufacturing or packaging- related complaints or other complaints alleging deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance received from Third Parties related to a Product, including complaints involving the possible failure of a Product to meet any of the Specifications.

1.50.           “Product Trademark” means the Trademark PLENITY™, all packaging designs and other trade dress used in connection with the Product and such other Trademarks relating thereto and any registrations thereof or any pending applications relating thereto.

1.51.	“Public Announcement” has the meaning set forth in Section 11.7.

1.52.	“Purchase Order” has the meaning set forth in Section 4.2(b).

1.53.          “Reasonable Efforts” means, with respect to an activity to be conducted by a Party, the level of effort that would generally be used by a similarly situated company to conduct such activity with respect to a product owned by it or to which it has rights similar to the rights contemplated under this Agreement, at a similar stage in its development or product life, taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the likely timing of the product’s entry into the market, the regulatory environment and status of the product, and other relevant scientific and technical factors, in each case as measured by the facts and circumstances at the time such efforts are due.

1.54.	“Receiving Party” has the meaning set forth in Section 11.1.

1.55.          “Regulatory Approval” means any and all approvals, clearances, orders, licenses, registrations or authorizations of the FDA, or other federal, state or local regulatory authorities, necessary for the sale and marketing of the Product in the Field in the Territory, including a de novo classification order for the Product, Manufacturing approval or authorization and labeling approval or labeling in accordance with Applicable Law related thereto.

1.56.          “Regulatory Authorities” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities, including the FDA and any entity exercising regulatory authority with respect to the Manufacture, Distribution, use, or other regulation of the Product in the Territory.

1.57.          “Regulatory Documentation” means all applications, submissions, registrations, licenses, authorizations and approvals (including all Regulatory Approvals) and all correspondence submitted to or received from the FDA or other federal, state or local regulatory authorities (including minutes and official contact reports relating to any communications with the FDA or other federal, state or local regulatory authorities) and all supporting documents and all clinical studies and tests, relating to a Product and all data contained in any of the foregoing or required to be maintained pursuant to Applicable Law, including advertising and promotion documents, Adverse Event files, Product Quality Complaint files and Manufacturing records.

1.58.           “Restatement Date” means January 12, 2021.

1.59.	“RO” has the meaning set forth in the preamble.

1.60.	“RO Indemnified Parties” has the meaning set forth in Section 12.1.

1.61.	“RO Sales Amount” has the meaning set forth in Section 4.3.

1.62.	“Sales Tax” has the meaning set forth in Section 6.6.

1.63.	“Second 2021 Purchase” has the meaning set forth in Section 4.2(g).

1.64.           “Second Restatement Date” has the meaning set forth in the preamble.

1.65.           “Specifications” means the specifications and quality control testing procedures, including the requirements set forth in the Regulatory Approvals, for a Product, each as may be amended or supplemented from time to time by GELESIS in accordance with Section 8.5.

1.66.	“Supply Payment” has the meaning set forth in Section 6.2(a).

1.67.           “Supply Price” means, for each twenty eight (28)-day supply unit of the Product purchased by RO, (i) [***] for the Initial 2021 Purchase, (ii) [***] for the Second 2021 Purchase, and (iii) thereafter, the price that is mutually agreed by the Parties in writing (which price shall be no more than [***] for each twenty eight (28)-day supply unit of the Product purchased by RO).

1.68.	“Term” has the meaning set forth in Section 13.1.

1.69.           “Territory” [***].

1.70.           “Third Party” means any Person other than GELESIS and RO, or their respective Affiliates.

1.71.	“Third Party Acquirer” has the meaning set forth in Section 1.11.

1.72.           “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol together with the goodwill of the business associated therewith and symbolized thereby.

ARTICLE 2

RIGHT OF DISTRIBUTION; EXCLUSIVITY

2.1.             Exclusive Distributorship. During the Exclusive Period, GELESIS hereby appoints RO and its Affiliates as the exclusive distributor of the Product in the Field in the Territory, and grants RO and its Affiliates the exclusive right to Distribute the Product in the Field in the Territory.

2.2.             Exclusive License. Subject to Section 9.2, during the Exclusive Period, GELESIS hereby grants to RO and its Affiliates an exclusive (except as set forth expressly in Section 2.3(b)), royalty-free, fully paid up license, with the right to transfer or sublicense solely in accordance Section 14.4, under Gelesis’ right, title and interest in and to Product Trademarks and Company Names, to use the Product Trademarks and Company Names in accordance with the terms of this Agreement solely for the purposes of Distribution of the Product in the Field in the Territory.

2.3.	Exclusivity.

                (a)            During the Exclusive Period, [***].

                (b)           During the Exclusive Period, [***].

2.4.            Extension of Exclusive Period. The Exclusive Period may be extended by mutual written agreement of the Parties. On or before the date that is ninety (90) days prior to the end of the initial Exclusive Period (and any extension thereof), each Party will inform the other Party of its intention to either extend the Exclusive Period or to permit the Exclusive Period to expire.

2.5.            Expiration of the Exclusive Period. Unless otherwise agreed by the Parties in writing, upon expiration of the Exclusive Period, the exclusive right and license granted by GELESIS to RO and its Affiliates under Section 2.1 and Section 2.2 shall automatically convert to non-exclusive for the remainder of the Term.

ARTICLE 3
COMMERCIALIZATION OF THE PRODUCT

3.1.            Distribution Efforts. During the Term, RO shall use Reasonable Efforts to Distribute the Product in the Field in the Territory. Subject to GELESIS meeting its obligations pursuant to ARTICLE 4, RO shall maintain an inventory of Product and a distribution network that are sufficient to permit reasonably prompt delivery of Product to customers and to meet reasonably anticipated market demand for the Product in the Field in the Territory.

3.2.            Packaging and Labeling. GELESIS shall be responsible, at its sole expense, for providing all Product Packaging for the Product to be Distributed in the Territory in the Field under this Agreement in accordance with all Regulatory Approvals and Applicable Law. Any changes to the labeling and packaging of the Product in the Territory shall be subject to Section 8.5.

3.3.             Expired Product. RO may not sell the Product with an expired shelf life, and RO shall dispose of such expired Product at RO’s expense in accordance with Gelesis’ written instructions and Applicable Law.

ARTICLE 4

SUPPLY OF PRODUCT

4.1.            General. Subject to the terms and conditions of this Agreement, during the Term, GELESIS agrees to supply RO with, and RO agrees to purchase from GELESIS, all of RO’s requirements of supplies of the Product in finished, packaged form subject to Sections 4.2 and 4.3.

4.2.	Supply Amounts and Adjustment.

                   (a)    RO will notify GELESIS at least 45 days prior to the anticipated date of first sale of the Product by RO or any of its Affiliates. [***].

(b)              Within three (3) Business Days of receiving each Allotment Confirmation, RO shall submit to GELESIS a purchase order (“Purchase Order”), which may be submitted via email, specifying (i) the amount of Product RO will order for each month during the Allotment Period, which amount shall not exceed the maximum amount set forth in the Allotment Confirmation for each such month, and (ii) the delivery date(s) for each month of supply, which date(s) shall be no earlier than seven (7) days prior to the beginning of such month. For the avoidance of doubt, RO may specify multiple delivery dates (at intervals no shorter than weekly) for any and all months covered by the applicable Purchase Order.

                 (c)    [***].

                 (d)    [***].

(e)              If Product is delivered to RO with less than five (5) months of shelf life remaining and RO fails to sell or dispense such Product during the applicable Lookback Period before it expires, then, for purposes of the calculations set forth in Sections 4.2(c) and 4.2(d), such Product shall not count as Product delivered by GELESIS to RO for such Lookback Period.

(f)               Notwithstanding Sections 4.2(c) and 4.2(d), GELESIS may increase the maximum amount of the Product to be supplied in any Allotment Confirmation at its own discretion.

(g)               Notwithstanding the foregoing or anything to the contrary herein, the Parties acknowledge and agree that (i) RO’s initial purchase made during the 2021 calendar year was [***] 28-day supply units (the “Initial 2021 Purchase”) and (ii) RO’s second purchase made during the 2021 calendar year will be [***] 28-day supply units (the “Second 2021 Purchase”). The Initial 2021 Purchase and the Second 2021 Purchase will be delivered by GELESIS pursuant to the delivery schedule provided by RO in Purchase Orders submitted by RO from time-to-time on an as needed basis, subject to the following minimums. With respect to the Initial 2021 Purchase, at least [***] 28-day supply units of Product will be shipped by January 15, 2020, and at least [***] additional 28-day supply units of Product will be delivered on the first day of each month in 2021 thereafter until the entire Initial 2021 Purchase has been fulfilled, in each case to the delivery location(s) designated by RO in the applicable Purchase Order; provided that GELESIS shall deliver at least [***] of the Initial 2021 Purchase (i.e., [***] 28-day supply units of Product) by November 30, 2021 to the delivery location(s) designated by RO in the applicable Purchase Orders. With respect to the Second 2021 Purchase, at least [***] 28-day supply units of Product will be delivered by September 1, 2021, at least [***] additional 28-day supply units of Product will be delivered by the first day of each of October 2021, November 2021, and December 2021, and at least [***] additional 28-day supply units of Product will be delivered on the first day of each month in 2022 thereafter until the entire Second 2021 Purchase has been fulfilled, in each case to the delivery location(s) designated by RO in the applicable Purchase Order. Upon notice from RO to GELESIS that RO is nearing depletion of the Second 2021 Purchase, GELESIS shall provide RO with an Allotment Confirmation for the following Allotment Period, and Sections 4.2(a)-(f) shall continue to apply.

4.3.             Supply Shortage. In the event of any shortage experienced by GELESIS with respect to any inputs or capacity that may reasonably be expected to affect GELESIS’ ability to satisfy its supply obligations hereunder in respect of a particular month, then GELESIS shall notify RO promptly after it becomes aware of such circumstances that could reasonably be expected to result in any such shortage. GELESIS shall, unless mutually agreed otherwise by the Parties, allocate its available inputs and capacity pro rata amongst the affected Purchase Order(s) and any order of any Third Party dispensing the Product that has been prescribed by a Health Care Provider to an End User in the course of providing medical services to such End User in person. [***].

4.4.              Delivery. Subject to Section 4.3, GELESIS shall deliver all quantities of the Product set forth in each Purchase Order DDP (incoterms 2010) to up to [***] delivery locations within the Territory as may be specified from time to time by RO, at GELESIS’ sole cost and expense, on the dates specified in such Purchase Order. Title and risk of loss and damage to the Product shall pass to RO upon delivery of the Product to RO at the delivery location(s) specified in the applicable Purchase Order. For the avoidance of doubt, GELESIS shall be solely responsible for importation of the Product into the Territory and any costs and expenses associated therewith. If GELESIS does not satisfy its delivery requirements for a particular month by the date that is ten (10) days following the delivery date set forth in the applicable Purchase Order, GELESIS shall, at RO’s sole discretion, (a) refund the amount paid by RO or its Affiliates for the undelivered Product (or any portion thereof), or (b) deliver such ordered Product as soon as reasonably possible, but in no event no later than thirty (30) days following the original delivery date set forth on the applicable Purchase Order.

4.5.             Initial Inspection. Upon delivery in accordance with Section 4.4, RO will have seven (7) Business Days to inspect each delivery of the Product, and shall report any defects in quantity or nonconformance with the Product warranty set forth in Section 5.1 identifiable from visible inspection to GELESIS within such period. If no such report is received by GELESIS within such period, RO will be deemed to have accepted such Product. If such report is timely provided by RO, then:

                   (a)    If GELESIS does not agree with RO on the alleged nonconformance in the report, a designee of RO and a designee of GELESIS shall promptly meet to discuss and attempt to resolve the dispute in good faith within five (5) Business Days. If the Parties cannot resolve the dispute within five (5) Business Days, the Parties shall designate an independent testing laboratory reasonably acceptable to both Parties for a determination, which determination shall be binding on the Parties, absent manifest error. If the Parties cannot agree on an independent testing laboratory within ten (10) Business Days, then either Party may, upon notice to the other Party, refer the dispute to arbitration in accordance with Section 14.6(a). The Parties shall attempt to resolve any such dispute within ninety (90) days.

                   (b)    If GELESIS agrees with RO that the Product identified in the report is nonconforming, or, pursuant to Section 4.5(a), it is ultimately determined that the Product identified in the report is nonconforming, then as GELESIS’ sole liability and RO’s sole remedy with respect to such nonconforming Product, GELESIS shall deliver replacement Product at no additional charge to RO in substitution for the nonconforming Product.

ARTICLE 5

PRODUCT WARRANTY; QUALITY

5.1.            Product Warranty. GELESIS hereby represents and warrants that any Product delivered to RO hereunder will (a) be free from any defects; (b) be designed, manufactured, packaged, labeled, stored, and distributed in accordance with CGMP and Applicable Law; and (c) conform to the Specifications and the applicable certificate of analysis at the time of delivery. GELESIS shall ensure that any Product delivered to RO hereunder shall have at least [***], and in any event no less than [***], of its shelf life remaining at the time of delivery. The Parties shall negotiate at quarterly intervals, on a good faith basis and taking into account the volume of Product sold by RO to End Users in eighty four (84)-day supply units, to establish an amount of Product delivered to RO that shall have a shelf life of at least [***]remaining at the time of delivery. In the event that Product is delivered to RO with less than [***] of shelf life remaining at the time of delivery, the Parties will work together in good faith to increase the frequency that Product is shipped and delivered to RO.

5.2.             Intentionally Omitted.

5.3.             Record Keeping by GELESIS. During the Term, GELESIS shall maintain, or cause to be maintained, all records necessary to comply with all Applicable Law relating to the Manufacture and supply of the Product. All such records shall be maintained for such period as may be required by Applicable Law; provided, however, that all records relating to the Manufacture, stability and quality control of each batch of a Product shall be retained at least until the first (1st) anniversary of the end of the approved shelf life for all Product from such batch.

5.4.	Nonconforming Product.

                   (a)    RO shall notify GELESIS in writing of any claim that any such Product supplied under this Agreement does not conform to the warranty set forth in Section 5.1, which nonconformance was not identifiable upon visual inspection as provided in Section 4.5, within ten (10) Business Days after RO becomes aware of any such nonconformity. RO shall provide GELESIS with a sample of such nonconforming Product, if available, and all relevant reports, data, and laboratory test results. Failure by RO to provide notice of nonconformance within the applicable timeframe shall constitute irrevocable acceptance of the Product by RO.

                   (b)    If RO notifies GELESIS of any nonconforming Product pursuant to Section 5.4(a) (other than a claim that the Product does not conform to Section 5.1(b)) and RO and GELESIS cannot agree as to whether such Product is nonconforming, RO and GELESIS shall designate an independent testing laboratory reasonably acceptable to both Parties for a determination, which determination shall be binding on the Parties, absent manifest error. The Party that was incorrect as to whether the Product was conforming shall pay the testing laboratory’s fees. If the Parties cannot agree on an independent testing laboratory within ten (10) Business Days, or if the dispute relates to a claim that the Product does not conform to Section 5.1(b), then either Party may, upon notice to the other Party, refer the dispute to arbitration in accordance with Section 14.6(a). The Parties shall attempt to resolve any non-conformance issue within ninety (90) days.

                    (c)    If GELESIS agrees that the Product identified by RO is nonconforming Product, or, pursuant to Section 5.4(b) it is ultimately determined that the Product identified by RO is nonconforming, then as GELESIS’ sole liability and RO’s sole remedy with respect to such nonconforming Product (except, in each case, with respect to any indemnification obligations arising pursuant to Article 12), GELESIS shall, at RO’s option, either: (i) deliver replacement Products at no additional charge to RO in substitution for the nonconforming Product, or (ii) refund to RO the price paid to GELESIS by RO for such nonconforming Product, or, if the invoice has not been paid, cancel the invoice, and reimburse RO the costs for removal or disposal of such nonconforming Product.

                    (d)    If nonconforming Product is dispensed prior to the discovery of the nonconformance, RO or its Affiliates may notify Health Care Providers and pharmacies associated with RO’s telehealth platform who prescribed or Distributed the nonconforming Product and End Users to whom the nonconforming Product was dispensed of the nonconformance with a copy to GELESIS, if, in RO’s discretion, such notice is reasonably appropriate to safeguard patient health and safety. Notwithstanding this section, any recall of the Product will be conducted in accordance with Section 8.3.

ARTICLE 6
PRICE AND PAYMENT

6.1.	Intentionally Omitted.

6.2.            Payment by RO.

(a)              Subject to Section 6.3, with respect to the Product purchased or delivered to a Ro facility as of the Restatement Date and sold by RO or any of its Affiliates to any End User for a given month, RO shall pay to GELESIS:

(i)       [***]

(ii)       [***]

(A)       [***]

(B)       [***]

(C)       [***]

(D)       [***].

(b)       [***].

(c)       [***].

(d)       [***].

(e)       [***].

6.3.            Purchase Price Adjustment. During the Term, if GELESIS enters into an arrangement with a Third Party with respect to Distribution or commercial supply of the Product, whereby GELESIS provides such Third Party pricing (including volume discount pricing) for each twenty eight (28)-day supply unit of the Product that is, taken as a whole, lower than the Previous Supply Price or the Supply Price, as applicable, GELESIS shall promptly notify RO, and such lower pricing shall automatically apply to the Previous Supply Price or the Supply Price, as applicable, of the Product supplied by GELESIS to RO hereunder effective as of the date such lower pricing was made available to such Third Party, and, to the extent that RO has paid any amount for the Product in excess of such adjusted price following the date such lower pricing was made available to such Third Party, GELESIS shall issue RO a credit equal to such amount against future payment for the Product payable by RO (or, if there is a supply shortage at the time the credit would be issued by GELESIS or used by RO, at RO’s option, GELESIS will issue RO a cash reimbursement or a credit).

6.4.            Intentionally Omitted.

6.5.            Payment Terms.

(a)    All payments payable by RO to GELESIS pursuant to Section 6.2(a) for a given month shall be paid in full by RO within thirty (30) days following the end of such month. When making such payments, RO shall furnish to GELESIS a written report stating the number of packages of the Product shipped, and the aggregate number of twenty eight (28)-day supply unit of the Product sold, in each case, by RO or any of its Affiliates to End Users during such month, and the calculation of payments payable by RO to GELESIS pursuant to Section 6.2(a). All payments payable by RO to GELESIS pursuant to Section 6.2(a) and 6.2(b)(i) have been timely paid in full by RO. The payment payable by RO to GELESIS pursuant to Section 6.2(b)(ii) shall be due and payable by RO within thirty (30) days following the Second Restatement Date and RO’s receipt of a correct invoice. All payments payable by RO to GELESIS pursuant to Section 6.2(c) for Product purchased by RO during any calendar month shall be paid in full by RO within thirty (30) days of the end of such calendar month following receipt, inspection and acceptance of a full and complete delivery of the applicable Products (including an invoice therefor). Any payments payable by RO to GELESIS pursuant to Section 6.2(d) shall be paid in full by RO within thirty (30) days of the end of each calendar quarter for Product sold during such calendar quarter having a resale price greater than [***] per twenty eight (28)-day supply unit, subject to any refunds or returns as provided pursuant to Section 6.2(d).

(b)    If there is any dispute with regard to the amount payable by RO to GELESIS pursuant to Section 6.2, RO shall not be obligated to pay such disputed portion until the dispute is resolved by the Parties. The Parties shall use good faith efforts to resolve any such disputes promptly. Upon resolution of any such dispute, RO shall pay to GELESIS the amounts determined to be due within five (5) Business Days.

(c)    All payments to be made by one Party to the other Party (“Payee”) under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by the Payee from time to time.

6.6.            Taxes. The fees specified in this Agreement are exclusive of any sales, use, excise, or similar taxes (“Sales Tax”). RO shall calculate and pay to GELESIS all Sales Tax imposed by any federal, state, provincial, local, or other governmental entity for the Product or services provided under this Agreement, excluding, for the avoidance of doubt, any customs, duties, levies, tariffs or similar charges of any kind, or any taxes based solely on GELESIS’ net income. In the event that GELESIS is required to pay any such Sales Taxes, RO shall reimburse GELESIS for payment of such taxes paid. GELESIS agrees to cooperate in good faith with RO to enable RO to secure any exemption from Sales Tax upon resale of the Product to End Users.

ARTICLE 7

INSPECTION AND AUDIT

7.1.	Inspections By RO.

(a)    Annual Inspection. During the Term, and no more than once during any twelve (12) month period, upon at least thirty (30) days prior written request of RO, RO and its designated agents may visit and conduct inspection of those portions of the facilities of GELESIS, an Affiliate, or a Contract Manufacturer where the Product to be supplied under this Agreement is being Manufactured, during regular business hours, to ascertain compliance with CGMP, Applicable Law, and the Specifications in the Manufacture, handling, storage, and shipping of the Product, and to verify GELESIS’ compliance with the terms and conditions of this Agreement (an “Inspection”). As part of any Inspection, RO and its agents may inspect (i) the materials used in the Manufacture of the Product, (ii) the holding facilities for such materials, (iii) the equipment used in the Manufacture of the Product, and (iv) any related records.

(b)    For Cause Inspection. In addition, RO may conduct an Inspection at any time upon reasonable prior notice to GELESIS if such an Inspection is a reasonable response to a Regulatory Authority inquiry regarding any Product, a deviation in Manufacture of the Product, Product Quality Complaint or Adverse Events regarding the Product, or a material breach of this Agreement.

(c)    Regulatory Inspections. During the term of this Agreement, GELESIS shall notify RO promptly after learning of any proposed or unannounced visit or inspection by any Regulatory Authority of any facility (whether owned by GELESIS, an Affiliate, or a Contract Manufacturer) involved in the Manufacture or storage of the Product to be supplied under this Agreement. Unless the Regulatory Authority objects or otherwise prohibited by Applicable Law, GELESIS shall permit RO or its agents to be present in such visit or inspection. GELESIS shall provide to RO (i) a copy of any report or other written communications received by GELESIS from such Regulatory Authority in connection with such visit or inspection within seven (7) days after receipt thereof, and (ii) a copy of all responses thereto submitted to such Regulatory Authority as soon as practicable relating to the manufacture of the Product.

(d)    Conditions on Inspections. RO shall bear all of its own costs related to any such Inspection or visit. During each Inspection, RO and its designated agents may only inspect materials, facilities and equipment to the extent used in the Manufacture and supply of the Product. Inspections may not unreasonably interfere with GELESIS’ operations or the operations of any of its Affiliates or Contract Manufacturers. In addition, GELESIS may impose reasonable rules and requirements on an Inspection with respect to the protection of confidential information or trade secrets by asking RO or its agents to execute a confidentiality agreement containing terms no less strict than the relevant terms contained herein.

(e)    Remedial Efforts. Following an Inspection, the Parties shall meet to discuss findings, and GELESIS shall use Reasonable Efforts to implement (or cause any applicable Affiliate or Contract Manufacturer to implement) reasonable corrective action within sixty (60) days of notification of any problems (or, if such implementation cannot reasonably be completed within sixty (60) days, GELESIS shall commence such implementation or cause the Affiliate or Contract Manufacturer to commence such implementation, within sixty (60) days, and shall diligently continue or shall have diligently continued such implementation thereafter).

7.2.            Audit by GELESIS.

(a)    Annual Audit. During the Term, at the request of GELESIS, RO shall permit GELESIS, through an independent accounting firm retained by GELESIS at its sole cost, at reasonable times and upon reasonable prior written notice, to examine and audit the books and records maintained by RO solely for purposes of verifying RO’s compliance with the terms and conditions of this Agreement, including verifying RO’s compliance with its payment obligations pursuant to Section 6.2 (each, an “Audit”). RO and its accountants shall cooperate with and permit such firm to review all invoices, receipts, and other appropriate information relating to the Distribution of the Product.

(b)    For Cause Audit Right. In addition, GELESIS may conduct an Audit at any time upon reasonable prior notice to RO if such an Audit is a reasonable response to a material breach of this Agreement.

(c)    Conditions on Audit. Any data related to patient personal information must be de-identified before such data can be audited. Such examination and audit may not be conducted more than once in any twelve (12)-month period. Audits may not unreasonably interfere with the RO’s operations or the operations of any of its Affiliates. In addition, RO may impose reasonable rules and requirements on an Audit with respect to the protection of confidential information or trade secrets by asking the independent firm to execute a confidentiality agreement containing terms no less strict than the relevant terms contained herein.

(d)    Audit Results. RO shall receive a copy of the audit report furnished by such accounting firm to GELESIS. Should such Audit lead to the discovery of a discrepancy of payments by RO to GELESIS’ detriment, and only to the extent that RO agrees with and accepts such conclusion under the Audit, RO shall pay, within thirty (30) days after its receipt from the accounting firm of the audit report, the amount of the discrepancy. If RO does not agree with the conclusion of such report, the matter shall be referred to arbitration in accordance with Section

14.6. Should such Audit lead to the discovery that an excess amount of payment has been made by RO to GELESIS, then GELESIS shall, within thirty (30) days after its receipt from the accounting firm of the audit report, credit RO for such amount against its future payment obligations pursuant to Section 6.2 (or, if there is a supply shortage at the time the credit would be issued by GELESIS or used by RO, at RO’s option, GELESIS will issue RO a cash reimbursement instead of a credit).

ARTICLE 8

REGULATORY MATTERS

8.1.	Regulatory Documentation and Approvals; Communications.

(a)    During the Term, GELESIS shall be responsible for preparing and filing all Regulatory Documentation necessary to obtain and maintain Regulatory Approvals for the Product in the Territory; provided that RO shall have the primary responsibility to obtain and maintain Regulatory Approvals to the extent solely related to RO’s Distribution of the Product in the Field in the Territory.

(b)    Each Party shall have the right to communicate with Regulatory Authorities with respect to the Product (i) to the extent reasonably necessary to exercise its rights, and perform its obligations hereunder, including under this Section 8.1, and (ii) to the extent required by Applicable Law. Each Party shall keep the other Party informed of any material communication with Regulatory Authorities with respect to the Product, and shall, in response to written requests from the other Party, provide the other Party a copy of any such material communications with Regulatory Authorities, and any relevant Regulatory Documentation submitted to or received from the Regulatory Authorities with respect to the Product.

(c)    Each Party shall, upon reasonable request of, and at the cost of the other Party, cooperate with the other Party and assist the other Party in connection with (i) preparing and filing of any Regulatory Documentation in connection with obtaining and maintaining Regulatory Approvals for the Product in the Territory, and (ii) preparing for and conducting any material communications with applicable Regulatory Authorities, in each case, as set forth in this Section 8.1.

8.2.            Adverse Event, and Product Quality Complaint Notification and Reporting.

(a)     Each Party shall notify the other Party promptly (and in no event later than two (2) Business Days of becoming aware of) any material communications from any Regulatory Authority alleging any non-compliance with Applicable Laws or raising any concern, in each case, with respect to the Manufacturing, quality, safety, efficacy or marketing of the Product (including any Form FDA 483 with inspectional observations, Warning Letter, or Untitled Letter).

(b)    GELESIS shall be solely responsible for submitting medical device reports, including for Adverse Events and applicable Product Quality Complaints, with respect to a Product to FDA and comparable reports to applicable Regulatory Authorities, in conformance with Applicable Law; provided, however, that each Party shall have the right to make such other reports or communications with applicable Regulatory Authorities as are necessary to comply with Applicable Laws. RO or its Affiliate shall forward reports of Adverse Events to GELESIS no later than two (2) business days of RO or its Affiliate’s becoming aware of such Adverse Event. RO or its Affiliate shall forward reports of Product Quality Complaints of which RO or its Affiliate has become aware to GELESIS on a weekly basis in the form of a report that removes identifying information for the complainants. GELESIS shall provide prompt notice to RO of any significant safety issues or any other information that might necessitate a change in Product Packaging.

8.3.	Product Recall and Market Withdrawal.

(a)    In the event that any Regulatory Authority issues or requests a recall or market withdrawal or takes similar action in connection with any Product in the Territory, GELESIS shall notify RO within one (1) business day of such issuance or request. In the event that either Party determines that such a recall or market withdrawal of the Product may be necessary or advisable, such Party shall advise the other Party thereof within one (1) business day of such determination. GELESIS shall also notify RO promptly in the event of (i) the issuance of an FDA alert or similar alert or foreign equivalent thereof with respect to the Product, and (ii) any communication from any Regulatory Authority regarding a potential recall or market withdrawal of any Product.

(b)    Within a period of time reasonable under the circumstances after the date of a notice given pursuant to the first two sentences of Section 8.3(a), GELESIS shall determine (i) whether to conduct a recall with respect to the Product in the Territory, (ii) the breadth and extent of any such recall, (iii) the strategies and notifications to be used, and (iv) other related issues; provided, however, that, notwithstanding anything contained in clause (i) of this Section 8.3(b), GELESIS shall be required to conduct such recall with respect to the Product in the event that such recall is (A) mandated by any Regulatory Authority, or (B) reasonably requested by RO in writing if RO has a reasonable basis to conclude that material harm to End Users may occur and GELESIS agrees that a recall is appropriate. GELESIS shall be responsible for determining whether such recall must be reported to Regulatory Authorities, e.g., under 21 C.F.R. Part 806, and for all communications with Regulatory Authorities regarding the recall.

(c)    Subject to Section 8.4, any withdrawal or recall with respect to the Product in the Territory required or agreed upon by the Parties pursuant to this Section 8.3 shall be conducted by GELESIS with reasonable cooperation from RO, regardless of the Party requesting such withdrawal or recall.

8.4.         Recall and Market Withdrawal Expenses. GELESIS shall bear the expenses of any recall or market withdrawal of a Product; provided, however, that RO shall bear such expenses if the recall or market withdrawal is due solely to RO’s negligence, willful misconduct or material breach of its obligations under this Agreement. Such expenses of recall or market withdrawal shall include the expenses of notification and destruction or return of the recalled or withdrawn Product.

8.5.	Changes.

(a)    Following written notice to RO, GELESIS may amend the Specifications or Product Packaging to the extent required by any applicable Regulatory Authority or by Applicable Law. In addition, if either Party requests a change to the Specifications or Product Packaging other than required by any applicable Regulatory Authority or by Applicable Law, it shall provide written notice to the other Party and shall obtain the other Party’s consent prior to the implementation of such change, which consent may not be unreasonably withheld, conditioned or delayed. GELESIS shall implement or cause to be implemented any such amendments in a timely manner consistent with Applicable Law and the obtaining of any necessary Regulatory Approvals.

(b)    Unless otherwise agreed by the Parties in writing, the reasonable expenses incurred in making any changes in the Specifications or Product Packaging (including the cost of any Inventory rendered unusable due to any such change) shall be borne by (i) GELESIS, if such change is due to a requirement of an applicable Regulatory Authority or Applicable Law or GELESIS’ request, and (ii) RO, if such change is due to RO’s request.

(c)    Without limiting the foregoing, GELESIS shall provide RO reasonable prior notice of any of the following changes with respect to the Manufacture of the Product hereunder: (i) any material change relating to the manufacturing facility for any Product; and (ii) any change that would require a regulatory submission to Regulatory Authorities, where such change relates to, manufacturing facilities, equipment, process, testing methods, or other procedures used to manufacture the Product.

(d)    GELESIS shall be solely responsible for obtaining any necessary Regulatory Approvals in connection with any change to the Specifications, Product Packaging, Manufacture of the Product or any other changes related to the Product.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1.            Ownership of Existing Intellectual Property. Subject to the license and other rights granted to RO in Section 2.2, as between the Parties, GELESIS shall own all right, title, and interest in and to the Product Trademarks, the Company Names, and the other intellectual property owned or controlled by GELESIS prior to the Effective Date and developed or acquired by GELESIS during the Term independently of this Agreement (collectively, “GELESIS Intellectual Property”), and RO shall own all right, title, and interest in and to all intellectual property owned or controlled by RO prior to the Effective Date and developed or acquired by RO during the Term independently of this Agreement (collectively, “RO Intellectual Property”). All license rights to GELESIS Intellectual Property not specifically granted under this Agreement are expressly reserved by GELESIS. Any license granted in this Agreement may be transferred or assigned only in connection with a permitted assignment of this Agreement under Section 14.4.

9.2.            Preservation of Goodwill in Trademarks. GELESIS shall have the right to review and approve RO’s use or display of the Product Trademarks and Company Names prior to such use or display by RO thereof. GELESIS will provide RO with approval or disapproval of the proposed use or display within ten (10) Business Days of RO’s submission to GELESIS. In the event that GELESIS fails to respond within such ten (10) Business Day period, the proposed use or display shall be deemed approved by GELESIS. Without limiting the foregoing, RO shall, and shall cause its Affiliates to, (a) strictly conform to such guidelines as GELESIS may reasonably provide in writing from time to time with respect to the manner of use of the Product Trademarks and Company Names and (b) strictly maintain the quality standards of GELESIS with respect to the goods sold in connection with the Product Trademarks and Company Names.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1.          Representations, Warranties and Covenants.    Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

(a)    Such Party (i) is duly organized and in good standing under the laws of the state under which such Party is incorporated, (ii) has the power and authority and the legal right to enter into this Agreement to which it is a party and to perform its obligations hereunder and thereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b)    All necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons (i) required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained and (ii) required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

(c)    With respect to such Party, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate in any material way any requirement of Applicable Law, (ii) do not conflict with or violate any provision of the articles of incorporation, bylaws, limited partnership agreement or any other organizational document or similar instrument of such Party, and (iii) do not conflict with, violate, or breach or constitute a default under, any contractual obligation or court or administrative order by which such Party is bound.

10.2.          Additional Representations, Warranties and Covenants of GELESIS.

GELESIS represents, warrants and covenants, as applicable, to RO that:

(a)    as of the Effective Date, GELESIS is not aware of (i) any pending or threatened product liability actions, suits, proceedings, claims or investigations against GELESIS (or its predecessors in interest) involving the Product, (ii) any pending or threatened actions, suits, proceedings, claims or investigations (or has not received any communication) alleging that the Manufacturing, Distribution, or use of the Product, Product Trademarks or Company Names has infringed, misappropriated, or otherwise violated, or that by conducting the activities as contemplated in this Agreement either Party would violate, infringe or misappropriate, any of the intellectual property rights of any other Person, (iii) litigation or investigation(s) initiated by, and warning letters or untitled letters received from, Regulatory Authorities with respect to the Product, or (iv) any other pending or threatened actions, suits, proceedings, claims, or investigations that are not covered by the foregoing clauses (i)-(iii) and would reasonably be expected to have (A) a material adverse effect upon, the operations, business, assets or financial condition of GELESIS taken as a whole, or (B) a material impairment of the ability of GELESIS to perform its obligations under this Agreement;

(b)    (i) GELESIS and its Affiliates have sufficient legal rights to grant to RO and its Affiliates the licenses and other rights set forth in this Agreement under the Product Trademarks and Company Names, (ii) GELESIS has not previously licensed, assigned, transferred or conveyed any of its rights or titles in or interests to the Product Trademarks to a Third Party in a manner that would limit the rights granted to RO under this Agreement, and (iii) no patent, trademark or other intellectual property rights owned or possessed by Third Parties would be interfered with, infringed or violated by the Manufacture, Distribution, or use of the Product, or use of the Product Trademarks and Company Names, in each case, pursuant to the terms hereof;

(c)    as of the Effective Date, neither GELESIS nor any of its Affiliates has been debarred or is subject to a debarment proceeding and neither GELESIS nor any of its Affiliates shall use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. GELESIS agrees to inform RO in writing immediately if it or any Person who is performing activities under this Agreement is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the knowledge of GELESIS, is threatened, relating to the debarment or conviction described in Section 306 of GELESIS or any Person performing activities under this Agreement;

(d)    the information contained in the Product Packaging complies with Applicable Law as of the Effective Date;

(e)    GELESIS shall comply with all Applicable Laws (including, where applicable, FDA, Federal Trade Commission (“FTC”), fraud and abuse, wholesale distribution, health, and pharmacy state and federal laws and regulations (including state and federal laws and regulations related to fee splitting, kickbacks, and physician self-referrals), HIPAA, and state health privacy laws), and will maintain all Regulatory Approvals with respect to the Product, and proper records in accordance with CGMP and other Applicable Laws in connection with the Manufacture and sale to RO of the Product; and

(f)    the Product is not reimbursable under any Third Party payer programs as of the Effective Date, and GELESIS will not pursue any Third Party coverage for the Product during the Exclusive Period; and

10.3.          Additional Representations, Warranties and Covenants of RO. RO represents, warrants, and covenants, as applicable, to GELESIS that:

(a)    RO shall comply with all Applicable Laws (including, where applicable, FDA, FTC, fraud and abuse, wholesale distribution, health, and pharmacy state and federal laws and regulations (including state and federal laws and regulations related to fee splitting, kickbacks, and physician self-referrals), HIPAA, and state health privacy laws) in conducting the Distribution of the Product under this Agreement, and shall maintain proper records in accordance with CGMP and other Applicable Laws in connection with the Distribution of the Product in the Field in the Territory.

(b)    as of the Effective Date, RO is not aware of any pending or threatened litigation, warning letters, untitled letters, actions, suits, proceedings, claims or investigations against RO (or its predecessors in interest), which could interfere materially and adversely with RO’s performance of its obligations and exercise of its rights under this Agreement; and

(c)    as of the Effective Date, neither RO nor any of its Affiliates has been debarred or is subject to a debarment proceeding and neither RO nor any of its Affiliates shall use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. RO agrees to inform GELESIS in writing immediately if it or any Person who is performing activities under this Agreement is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the knowledge of RO, is threatened, relating to the debarment or conviction described in Section 306 of RO or any Person performing activities under this Agreement.

10.4.          DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, GELESIS AND RO MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND GELESIS AND RO EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY, TITLE, NONINFRINGEMENT OR ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY.

ARTICLE 11

CONFIDENTIALITY AND NONDISCLOSURE

11.1.	Confidential Information. During the term of this Agreement and for five

(5) years thereafter, each Party (the “Receiving Party”) (i) shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Third Party any Confidential Information of the other Party or its Affiliates (collectively, the “Disclosing Party”), (ii) except as permitted pursuant to Section 11.2 and Section 11.3, shall not directly or indirectly use Confidential Information of a Disclosing Party for any purpose other than performance of its obligations or exercise of its rights under this Agreement, or as otherwise expressly permitted under this Agreement, and (iii) shall use the same level of effort to maintain the confidentiality of Confidential Information of a Disclosing Party as it uses for its own confidential or proprietary information, but in any event at least Reasonable Efforts.

11.2.         Permitted Disclosure. Each Party may disclose Confidential Information of a Disclosing Party to the extent that such information:

(a)    is already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as shown by documentary evidence;

(b)    is part of the public domain at the time of its disclosure by the Disclosing Party; or becomes part of the public domain after its disclosure by the Disclosing Party other than through any act or omission of the Receiving Party in breach of this Agreement;

(c)    is disclosed to the Receiving Party by a Third Party who had no obligation of non-disclosure with respect to such information; or

(d)    is independently developed by or for the Receiving Party without reference to such information, as shown by documentary evidence.

11.3.          Disclosure and Use. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(i)    made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall, to the extent permitted under Applicable Law, first provide notice to the Disclosing Party and give the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents containing such Confidential Information that are the subject of such order be held in confidence by such court or agency, and will reasonably cooperate with the Disclosing Party in seeking such protection, or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

(ii)    made by the Receiving Party to Third Parties (A) as may be necessary in connection with the Manufacture, Distribution, or otherwise use of the Product as contemplated by this Agreement, including, customers, or employees; or (B) who is performing diligence in connection with a transaction with the Receiving Party relating to this Agreement, including a potential investor or an acquirer, in each case ((A) and (B)), provided that such Third Party shall execute a written confidentiality agreement with the Receiving Party prior to such disclosure, which agreement shall contain confidentiality terms with respect to such Confidential Information that are no less onerous than those set forth in this Agreement; or

(iii)    necessary to (A) make a report to Regulatory Authority as required by Applicable Law or permitted herein, or (B) carry out or notify an affected Person of a product recall, or (C) provide notice under Section 5.4(d) as required to safeguard patient health and safety.

11.4.         Notification.   The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

11.5.         Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 11, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to seek injunctive relief, whether preliminary or permanent, as well as any other relief permitted by Applicable Law, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond.

11.6.          Return of Information. Within thirty (30) days after the expiration or termination of this Agreement, each Party shall return to the other Party any and all copies of Confidential Information disclosed to it and shall destroy any and all documents, memoranda, notes, studies and analyses that incorporate or are derived from such information, subject to the Receiving Party retaining a single copy of such Confidential Information solely for archival purposes.

11.7.         Public Announcement. The Parties shall coordinate all public announcements and press releases (each a “Public Announcement”) regarding the relationship of the Parties. Without prejudice to RO’s rights under Article 2, neither Party shall make a Public Announcement regarding the relationship of the Parties without the prior written approval of the other Party.

ARTICLE 12

INDEMNIFICATION

12.1.         Indemnification of RO. GELESIS shall defend, indemnify, and hold harmless RO, its Affiliates, and their respective directors, officers, employees, and agents (collectively, “RO Indemnified Parties”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of (a) the breach of one or more of GELESIS’ representations or warranties in this Agreement or the failure by GELESIS to comply with or perform one or more of its covenants in this Agreement, (b) personal injury or death as a result of use of the Product (or any Third Party Claims in anticipation of, or intended to prevent or forestall any of the foregoing) (collectively, “Product Liability Claims”), other than the Product Liability Claims described in Section 12.2(b), (c) the Manufacture, supply, handling, storage, shipment, or transport of the Product by or on behalf of GELESIS prior to delivery to RO pursuant to Section 4.4, or (d) the infringement of Third Parties’ intellectual property rights resulting from the Manufacture of the Product by GELESIS or from Distribution of the Product supplied to RO in accordance with this Agreement, in each case ((a) through (d)), except for those Losses arising from or occurring as a result of, directly or indirectly, matters for which RO is obligated to indemnify GELESIS under Section 12.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability. For the avoidance of doubt, GELESIS’ indemnification obligations with respect to any Product Liability Claim shall be specifically covered by subsection (b), and not any other subsections of this Section 12.1.

12.2.          Indemnification of GELESIS. RO shall defend, indemnify, and hold harmless GELESIS, its Affiliates, and their respective directors, officers, employees, and agents (collectively, “GELESIS Indemnified Parties”) from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of (a) the breach by RO of one or more of RO’s representations or warranties in this Agreement or the failure by RO to comply with or perform one or more of its covenants in this Agreement, (b) Product Liability Claims arising from any supply, handling, storage, shipment, or transport by or on behalf of RO of the Product after delivery by GELESIS to RO pursuant to Section 4.4 that results in the failure of the Product to conform to the Specifications or the applicable certificate of analysis, (c) the supply, handling, storage, shipment, or transport of the Product by or on behalf of RO after delivery by GELESIS to RO pursuant to Section 4.4, in each case ((a) through (c)), except for those Losses arising from or occurring as a result of, directly or indirectly, matters for which GELESIS is obligated to indemnify RO under Section 12.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability. For the avoidance of doubt, RO’s indemnification obligations with respect to any Product Liability Claim shall be specifically covered by subsection (b), and not any other subsections of this Section 12.2.

12.3.             Indemnification Procedure.

(a)    Notice of Claim; Copies and Cooperation. Each Indemnified Party agrees to give the Indemnifying Party prompt written notice of any Third Party Claim or the discovery of a fact upon which such Indemnified Party intends to base a request for indemnification under Section 12.1 or Section 12.2, as the case may be. Each Party shall furnish promptly to the other Parties copies of all papers and official documents received in respect of any Third Party Claim. The Indemnified Party shall reasonably cooperate as requested by and at the expense of the Indemnifying Party in the defense of such Third Party Claims.

(b)    Control of Damage Actions. With respect to any Third Party Claim relating solely to the payment of money damages and which shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party under this Agreement, the Indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party shall deem appropriate.

(c)    Control of Other Actions. With respect to any Third Party Claim other than those addressed in Section 12.3(b), the Indemnifying Party shall have the sole right to control the defense of such Third Party Claim, provided that the Indemnifying Party shall obtain the written consent of the Indemnified Party, prior to ceasing to defend, settling or otherwise disposing of such Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed unless as a result thereof, (i) the Indemnified Party would become responsible for the payment of any money damages or other costs (with respect to which the Indemnifying Party has contested or challenged or may contest or challenge its obligation to indemnify), (ii) the Indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Indemnifying Party or (iii) the Indemnified Party would otherwise be adversely affected, in which case (i) through (iii) the Indemnified Party may withhold its consent in its sole discretion.

12.4.          Insurance. GELESIS shall maintain workers’ compensation coverage sufficient to meet the statutory requirements of every state in which GELESIS’ personnel are engaged in activities contemplated under this Agreement. In addition, GELESIS agrees to obtain and maintain at all times while this Agreement remains in effect: (a) Commercial General Liability Insurance with a minimum limit per occurrence of $1,000,000 and a minimum aggregate limit of $2,000,000; (b) Product Liability Insurance with a combined single limit of at least $7,000,000 per occurrence and in the aggregate; and (c) Excess or Umbrella Liability with a minimum limit of $5,000,000 per occurrence over the insurance coverage described above. Such insurance shall protect GELESIS from claims for property damage and personal injury (including bodily injury and death), as applicable. All insurance shall be primary and not contributory with regard to any other insurance available to RO or its Affiliates. All insurance shall be underwritten by companies having a minimum AM Best rating of A-, XV. Certificates of insurance (or copies of policies, if required by RO) shall be furnished to RO, and such policies shall (i) other than with respect to workers’ compensation coverage, include RO, its Affiliates, and each of their respective owners, officers, directors, agents, contractors and employees as additional insureds and, (ii) include a waiver of subrogation in favor of RO and its Affiliates, to the fullest extent permitted by Applicable Law.

12.5.        Limitation on Damages. EXCEPT AS ARISING FROM A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11 OR PURSUANT TO THIS ARTICLE 12 (INDEMNIFICATION), NEITHER RO NOR GELESIS SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF BUSINESS, GOODWILL, REVENUE OR PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, WHETHER ARISING OUT OF THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT BY THE OTHER PARTY OR OTHERWISE.

ARTICLE 13

TERM AND TERMINATION

13.1.        Term. The term of this Agreement shall commence upon the Effective Date and shall continue in effect until terminated pursuant to Section 13.2 (the “Term”).

13.2.	Termination.

(a)        Termination for Material Breach. If either Party is in material breach in the performance of any of its obligations under this Agreement (the “Breaching Party”), the other Party (the “Complaining Party”) may terminate this Agreement upon thirty (30) days’ prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach during the Notice Period.

(b)        Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

(c)        Mutual Agreement. This Agreement may be terminated upon mutual agreement between the Parties.

(d)        [***].

(e)        Termination for Prolonged Force Majeure. This Agreement may be terminated for prolonged Force Majeure (ninety (90) days or more) pursuant to and in accordance with Section 14.1.

13.3.	Effect of Termination.

(a)        Supply of Prior Orders. Upon termination of this Agreement for any reason, GELESIS shall not have any further obligation to supply any Product to RO, provided that GELESIS shall Manufacture (or cause the Contract Manufacturer to Manufacture) and deliver (or cause the Contract Manufacturer to deliver) in accordance with the terms of this Agreement all quantities of the Product set forth in any Purchase Order submitted by RO prior to the date of termination, unless otherwise agreed in writing by the Parties. The delivery terms, payment terms, and any other applicable terms and conditions of this Agreement shall apply to such Product.

(b)        Inventory. Upon termination of this Agreement for any reason, RO shall have the right to sell its inventory of the Product in the Field in the Territory subject to Section 6.2.

(c)        Licenses. Upon termination of this Agreement for any reason, all rights and licenses granted by GELESIS to RO under Section 2.2 shall terminate, provided that (i) RO shall have the right to use the Product Trademarks and Company Names after termination for the purposes of selling off its inventory of Product; and (ii) RO and its Affiliates shall have no obligation to remove content or materials incorporating the Product Trademarks or Company Names in connection with Distribution of the Product which were permeated on any website or platform (e.g., Instagram) or otherwise disseminated on any website or platform in accordance with the terms and conditions of this Agreement prior to the termination.

(d)        Intentionally Omitted.

(e)        Pharmacy Transfer Coordination. Upon expiration or termination of this Agreement, to the extent permitted by Applicable Law, RO will coordinate the transfer of Product prescriptions to a pharmacy of the patient’s choice that carries the Product to ensure continuity of care to patients. GELESIS will work in good faith with RO, as needed, to coordinate such transfers.

13.4.        Accrued Rights; Surviving Obligations.

(a)        The termination of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination. Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may otherwise be available to a Party in law or equity.

(b)        Articles 9, 11, 12 and 14 and Sections 5.1, 5.3, 10.4, 13.3, and 13.4 of this Agreement shall survive termination of this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1.        Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God (collectively, “Force Majeure”). The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for thirty (30) days after the date such event of Force Majeure commences, the Parties shall meet to discuss in good faith how to proceed in order to carry out the intent of this Agreement; provided further, that in the event the suspension of performance continues for ninety (90) days after the date such event of Force Majeure commences, the Party who, absent this Section 14.1, would have a claim for breach may terminate this Agreement immediately upon written notice to the other Party. For purposes of this Agreement, an event of Force Majeure shall not include a failure to commit or secure sufficient resources or capacity, financial or otherwise, to the performance of obligations under this Agreement, or general market or economic conditions.

14.2.        Further Assurance. Each Party shall, and shall cause its Affiliates to, cooperate with and provide assistance to the other Party in support of such other Party’s exercising its right or performing its obligations under this Agreement. Without limiting the foregoing, GELESIS agrees that, to the extent available and permitted under Applicable Law, it will, and will cause its Affiliates to provide to RO such additional information or documentation relating to the Product as may be reasonably requested by RO, and that is necessary or reasonably useful to facilitate RO’s Distribution of the Product, at no additional charge to RO, and each Party shall, and shall cause its Affiliates to, otherwise duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.3.        Notice. Unless otherwise expressly provided herein, all notices or other communications which are required or permitted hereunder shall be in writing and delivered personally, sent by email of a PDF attachment, by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, in each case, to the addresses set forth below:

if to GELESIS:	Gelesis Inc.
501 Boylston Street, Suite 6102
Boston, MA 02116
Attention: David Pass, COO and Head of Commercial
[***]

with a copy to:	Goodwin Procter LLP
100 Northern Ave.
Boston, MA 02210
Attention: Jim Barrett
Email: jbarrett@goodwinlaw.com

if to RO:	Roman Health Pharmacy LLC
900 Broadway, Suite 706
New York, NY 10003
Attention: Zachariah Reitano
[***]

with a copy to:	Roman Health Ventures Inc.
116 W. 23rd Street, 4th Floor
New York, NY 10011
Attn: General Counsel
[***]

and

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001-495
Attention: Van Ellis
Email: VEllis@cov.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile or email on a Business Day, (b) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third Business Day following the date of mailing, if sent by mail.

14.4.        Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations under this Agreement without the express written consent of the other Party, except that (a) each Party may, without such consent of the other Party, assign its rights or delegate its duties under this Agreement to an Affiliate that is a directly or indirectly wholly-owned subsidiary, provided, however, that the assigning Party shall remain primarily (and not secondarily or derivatively) liable for the full and timely performance by such Affiliate of all its obligations under this Agreement, or (b) either Party may, without such consent, assign its rights and delegate its duties under this Agreement, whether by contract or operation of law, to a Third Party Acquirer in the event of a Change of Control of such Party. Any permitted successor or assignee of rights or obligations under this Agreement shall, in a writing delivered to the other Party, expressly assume performance of such rights or obligations. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the respective Parties. Any assignment not in accordance with this Section 14.4 shall be void.

14.5.        Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Agreement and the transactions contemplated hereby.

14.6.        Dispute Resolution. Except as provided in Sections 4.6, 5.4, 11.5 and 14.6(b), if a dispute arises between the Parties in connection with this Agreement or any document or instrument delivered in connection herewith, including an alleged breach of any representation, warranty or covenant herein or therein, or a disagreement regarding the interpretation of any provision hereof or thereof (a “Dispute”), the Parties shall resolve such Dispute in accordance with this Section 14.6:

(a)        Any Dispute shall be referred to and finally resolved by arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with the then- prevailing ICC Rules of Arbitration. The number of arbitrators shall be three (3). The legal place of arbitration shall be New York, New York. The language of the arbitration shall be English.

(i)        The Party commencing the arbitration shall designate an arbitrator in its notice of arbitration. The other Party shall designate an arbitrator within thirty (30) days from the receipt of the notice of arbitration. The third arbitrator shall be chosen promptly by mutual agreement of the two party-designated arbitrators, but in no event later than thirty (30) days after the date on which the second arbitrator is confirmed or appointed.

(ii)        Any award issued by the arbitrators (including an interim, interlocutory, partial, or final award) shall be issued, with all reasonable expediency, in writing and shall include a statement of decision describing the essential findings and conclusions on which the award is based, including, where applicable, the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the arbitration described in this Section 14.6(a) and shall pay an equal share of the fees and expenses of the arbitrators and of the ICC.

(b)        Nothing in this Agreement, including this Section 14.6, shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute with the other Party, either prior to or during the dispute resolution procedures set forth in this Section 14.6, if necessary to protect the interests of such Party. This Section 14.6(b) shall be specifically enforceable.

14.7.        Consent to Jurisdiction. Each Party, for the purpose of enforcing an award under Section 14.6(a) or for seeking injunctive or other equitable relief as permitted by Sections 11.5 and 14.6(b) or elsewhere hereunder, (a) irrevocably submits to the exclusive jurisdiction of the United States District Courts located in the State of Delaware (the “Court”), and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding in the Court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Each Party further agrees that service or any process, summons, notice or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in the Court with respect to any matters to which it has submitted to jurisdiction in accordance with this Section 14.7.

14.8.        Status of the Parties. Except as set forth expressly in this Agreement, nothing in this Agreement shall give either Party the right to enter into any agreements or take action on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority under this Agreement. It is expressly agreed that RO and GELESIS shall be independent contractors and that the relationship between RO and GELESIS shall not constitute a partnership, joint venture, or agency.

14.9.        No Third Party Beneficiaries. Except as set forth in Sections 12.1 and as to those Third Parties expressly referred to therein, the agreements, covenants, and representations contained herein are for the benefit of the Parties only and are not for the benefit of any Third Party.

14.10.        Amendment. This Agreement may not be amended in any respect whatsoever except according to its explicit terms or by a further written agreement executed by each of the Parties.

14.11.        Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, nor does such failure in one or more instances constitute a continuing waiver or a waiver in other instances by such Party. The exercise of any right or remedy does not constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative.

14.12.        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

14.13.        Entire Agreement. This Agreement, including the Schedules, which are attached hereto and incorporated herein by reference, constitutes, on and as of the Effective Date, the entire agreement of the Parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the Parties with respect to such subject matter, including without limitation the confidentiality agreement between the Parties dated as of March 12, 2019 are hereby superseded in their entireties. This Agreement shall not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the Parties.

14.14.        Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural includes the singular, and the word “or” is used in the inclusive sense (and/or). The term “including” or its variations as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any clause, paragraph, or schedule are references to such clause, paragraph, or schedule of this Agreement, and references to this Agreement are references to this Agreement and all schedules hereto; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) references to a Person are also to its permitted successors and assigns; (d) references to a Law include any amendment or modification to such Law and any rules, regulations or legally binding guidelines issued thereunder, in each case, as in effect at the relevant time of reference thereto; (e) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (g) references to monetary amounts are denominated in United States Dollars (“Dollar” or “$”); and (h) references to days (excluding Business Days), weeks, months, quarter, or year shall be deemed references to calendar days, weeks, months, quarter, or year.

14.15.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

GELESIS INC.		ROMAN HEALTH PHARMACY LLC

By:	/s/ David Pass	By:	/s/ Geroge Koveos
Name: David Pass		Name: George Koveos
Title: COO/CCO		Title: COO

CONFIDENTIAL

Schedule A

Product Specifications

•	PLENITY™ monthly box: approx.. 162.5 mm x 139.5 mm x 139.5 mm, 2 mm rigid gray board, 4C matte, PP lamination, wrap liner paper is 157G C2S, CIE whiteness 113.

•	Shipper: white, printed 2C flexo, 32#, approx.. 18” x 11 ¼” x 13”

•	The above product specifications may subject to change over time.

CONFIDENTIAL

Schedule B

Contract Manufacturer

Packaging – Centerpiece Holdings LLC

440 Stevens Ave, Ste 200

Solana Beach, CA 92075